RCI 4Q17 Club & Restaurant Total & Same-Store Sales Increase Despite Hurricanes

●	Total Club & Restaurant Sales of $38.1 Million—Up 19.2% from 4Q16

●	Same-Store Sales of $32.4 Million—Up 6.5% from 4Q16

HOUSTON—October 10, 2017—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same-store sales for its Nightclubs and Bombshells restaurant segments for the fourth fiscal quarter ended September 30, 2017. The company plans to report complete 4Q17 results December 14, 2017.

4Q17 vs. 4Q16

●	Total club and restaurant sales: $38.1 million compared to $32.0 million.

●	Consolidated same-store sales: $32.4 million compared to $30.4 million.

●	Nightclubs segment sales: $32.6 million compared to $27.3 million (40 units vs. 38).

●	Bombshells restaurant segment sales: $5.6 million compared to $4.7 million (5 units vs. 5).

CEO Comment

Eric Langan, President and CEO, commented: “We’re pleased to report both strong same-store and total club and restaurant sales for our fourth quarter, resulting in full year Fiscal 2017 growth of 4.9% in same-store sales and 8.1% in total club and restaurant sales.

“The Nightclubs segment increased 19.2% in total sales and 7.3% on a same-store basis, while the Bombshells segment grew 18.8% in total sales and 2.1% on a same-store basis. These results are a credit to our outstanding staffs across the country, in particular, everybody who went above and beyond the call of duty to help our restaurants and clubs reopen within days after the hurricanes.

1

“In the Greater Houston area, our three Bombshells lost four days in August due to Hurricane Harvey, but were among some of the first restaurants and bars to reopen. There were relatively minor impacts on our smaller nightclubs in the area. In South Florida, our larger Tootsie’s Cabaret Miami and Scarlett’s Cabaret Miami lost one weekend and some important weekdays in September due to Hurricane Irma.

“We expect complete 4Q17 results will be impacted by some expenses from helping our most severely impacted employees deal with the aftermath of the hurricanes. We also plan to submit claims under our business interruption insurance, but have not recognized any potential proceeds at this time under GAAP.

“Otherwise, total sales for the quarter were positively impacted by $4.5 million from our first full quarter of Scarlett’s Cabaret Miami and Scarlett’s Cabaret St. Louis, both of which were acquired in 3Q17, along with a partial quarter of the highly successful debut of our new Bombshells Restaurant & Bar on Highway 290 in Houston.

“Both same-store and total sales benefitted from strong marketing related to televised professional football, boxing, and mixed martial arts sporting events. In addition, we are continuing to see a broad based recovery around the country both in VIP spend and customer count. This was a pleasant surprise given our fourth quarter is normally a seasonally weaker period.”

Notes

●	Nightclubs and Bombshells segment sales do not include sales from non-core operations.

●	Unit counts are at period end.

●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 45 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

2